EXHIBIT 99.1

Press Release Investor Relations/Media Contact: Faith Pomeroy-Ward: 817-837-1208
7 Village Circle, Suite 100
Westlake, Texas 76262
MiddleBrook Pharmaceuticals Reports Third Quarter 2009 Results
Solid 3Q market share gains for MOXATAG®; the height of strep throat season approaches
Highlights:
•	MiddleBrook implemented a $20 maximum co-pay program for MOXATAG. (July 2009)

•	MiddleBrook completed a realignment of its field sales force and reduced its corporate staff for an estimated $15 million in annualized expense savings. (Sept. 2009)

•	Approximately 70,000 MOXATAG prescriptions were filled between March 16, 2009, and Oct. 23, 2009, according to IMS Health National Prescription Audit™ data.
WESTLAKE, Texas (Nov. 5, 2009) — MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK) today announced its financial and operational results for the quarter ended Sept. 30, 2009.
“MOXATAG tripled its share of the oral-solid penicillin-class antibiotic market during the 2009 third quarter,” said MiddleBrook President and CEO John Thievon. “With the height of the strep throat season approaching in the first calendar quarter of 2010, we believe our nationwide sales and marketing campaign will continue to increase awareness of MOXATAG and drive significant market share and prescription growth over the coming months.”
Third Quarter 2009 Financial Results:
MiddleBrook reported third quarter 2009 net revenue of $1.1 million, compared to net revenue of $2.3 million in the third quarter of 2008. Net sales of MOXATAG (extended-release amoxicillin) Tablets, 775 mg, totaled $(0.6) million for the 2009 third quarter and were negatively impacted by a $1.3 million one-time cumulative adjustment related to the July 2009 implementation of the MOXATAG $20 maximum co-pay program. The $1.3 million adjustment applies to MOXATAG inventory sold into the channel before the third quarter of 2009. Net sales for the KEFLEX® (cephalexin, USP) franchise totaled $1.7 million in the third quarter of 2009.
Net loss was $17.0 million for the 2009 third quarter, compared to a net loss of $12.5 million attributable to MiddleBrook in the third quarter of 2008. Net loss per share during the third quarter of 2009 was $0.20, compared to a net loss per share of $0.19 in the prior-year third quarter.
MiddleBrook reported cost of goods sold in the amount of $0.5 million for the 2009 third quarter, compared to $0.3 million in the prior-year period. Research and development (R&D) expense in the third quarter of 2009 was $1.4 million, compared to third quarter 2008 R&D expense of $6.9 million. Selling, general and administrative expense was $16.2 million in the third quarter of 2009, compared to $7.0 million in the prior-year period.

As of Sept. 30, 2009, MiddleBrook’s cash, cash equivalents, and marketable securities totaled $28.4 million, compared to $74.7 million as of Dec. 31, 2008.
Outlook:
MiddleBrook is narrowing its 2009 annual revenue guidance and expense estimate and is providing a total operating expense estimate for 2010. Combined 2009 net sales for MOXATAG and KEFLEX are now expected to range between $16 and $18 million. Total 2009 operating expenses are anticipated to range between $75 and $78 million. MiddleBrook estimates that its total 2010 operating expenses will range between $65 and $70 million. The Company anticipates the need to raise additional capital to fund operations through 2010.
Third Quarter 2009 Conference Call and Webcast
As previously announced, MiddleBrook Pharmaceuticals is releasing its financial and operational results for the third quarter of 2009 today, Thursday, Nov. 5, 2009, before the market opens. At 9:00 a.m. (ET) today, MiddleBrook management will conduct a conference call to review results for the third quarter.
To listen to the call live, dial 1-800-813-8504 or 1-660-422-4526. A replay of the call will be available at approximately 11 a.m. on Nov. 5 through 5 p.m. on Nov. 12, 2009. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291, and enter the conference ID #36178550.
A live audio webcast of the conference call also will be available by going to the Investor Relations section of MiddleBrook’s web site, www.middlebrookpharma.com. A replay of the webcast will be available for approximately one year starting the afternoon of Nov. 6, 2009.
Please note: A slide presentation to accompany the audio webcast of the conference call will be available by going to the Investor Relations section of MiddleBrook’s Web site, www.middlebrookpharma.com.
MiddleBrook Pharmaceuticals Reports Inducement Grants
Under NASDAQ Marketplace Rule 4350
MiddleBrook Pharmaceuticals also announced today that on Oct. 30, 2009, it granted options to purchase a total of 30,000 shares of MiddleBrook’s common stock to three (3) new employees as a material inducement for them to join MiddleBrook. The options were granted pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) and under MiddleBrook’s New Hire Stock Incentive Plan, which was approved by MiddleBrook’s Board of Directors on Sept. 26, 2008 and further ratified by the Company’s Compensation Committee on August 20, 2009. The options have a per share exercise price equal to the closing price of MiddleBrook’s common stock on the NASDAQ Global Market on the business day immediately preceding the grant date, a ten-year term and vesting over four years, with 25 percent of the options vesting one year from the grant date and 1/48th of the options vesting monthly thereafter. The options have a grant date of Oct. 30, 2009.

About MiddleBrook Pharmaceuticals:
MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK) is a pharmaceutical company focused on developing and commercializing anti-infective products that fulfill unmet medical needs. MiddleBrook’s proprietary delivery technology—PULSYS—enables the pulsatile delivery, or delivery in rapid bursts, of certain drugs. MiddleBrook’s near-term corporate strategy includes improving dosing regimens and/or reducing frequency of dosing to enhance patient dosing convenience and compliance for antibiotics that have been used and trusted by physicians and patients for decades. MiddleBrook currently markets KEFLEX (cephalexin, USP), the immediate-release brand of cephalexin, and MOXATAG—the first and only FDA-approved once-daily amoxicillin. For more information about MiddleBrook, please visit www.middlebrookpharma.com.
KEFLEX, KEFLEX 750 MG, MiddleBrook, MiddleBrook Pharmaceuticals (stylized), MiddleBrook Pharmaceuticals, Inc., MOXATAG, and PULSYS are our trademarks and have been registered in the U.S. Patent and Trademark Office or are the subject of pending U.S. trademarks applications. Each of the other trademarks, tradenames, or service marks appearing in this document belongs to the respective holder, as used herein, except as otherwise indicated by the context. References to “we,” “us,” “our,” “MiddleBrook,” or the “Company,” refer to MiddleBrook Pharmaceuticals, Inc., and its subsidiaries.
About MOXATAG:
MOXATAG (amoxicillin extended-release) Tablets, 775mg, is a once-a-day extended-release formulation of amoxicillin for oral administration consisting of three components: one immediate-release component and two delayed-release components. The three components of MOXATAG are combined in a specific ratio to prolong the release of amoxicillin compared to immediate-release amoxicillin. MOXATAG is intended to provide a lower treatment dose, once-daily alternative to currently approved penicillin and amoxicillin regimens for the treatment of adults and pediatric patients 12 years and older with tonsillitis and/or pharyngitis secondary to Streptococcus pyogenes. For more information about MOXATAG, please visit MOXATAG.com.
About KEFLEX:
KEFLEX (cephalexin, USP) Capsules, is MiddleBrook’s immediate-release first-generation cephalosporin antibiotic. KEFLEX has been shown to be active against strains of both gram- positive and gram- negative aerobes in vitro and in clinical infections. KEFLEX is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on KEFLEX and prescribing information are available at KEFLEX.com.

FORWARD-LOOKING STATEMENTS
Some of the statements contained in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about MiddleBrook’s future financial performance, growth prospects and need for additional capital, the success of the commercialization of MOXATAG and its market position, the impact of the strep throat season, and the estimated expense savings from the realignment. In some cases, forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “will,” “may,” “should,” “could,” “would” and similar expressions. Such forward-looking statements reflect MiddleBrook’s current plans, beliefs, estimates and views and involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, among others, the failure to successfully commercialize MOXATAG or a decline in sales of KEFLEX 750 mg, the severity of the strep throat season, MiddleBrook’s ability to manage expenses, and other risks identified in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in MiddleBrook’s Annual Report on Form 10-K for the year ended December 31, 2008 and in MiddleBrook’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. MiddleBrook undertakes no obligation to update publicly or review any of the forward-looking statements made in this press release, whether as a result of new information, future developments or otherwise.
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Source: MiddleBrook Pharmaceuticals, Inc.
Investor Relations/Media Contact: Faith Pomeroy-Ward 817-837-1208

MIDDLEBROOK PHARMACEUTICALS, INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for Per Share amounts)

	For the three months		For the nine months ended
	ended September 30,		September 30,
	2009	2008	2009	2008
Product sales	$1,115	$2,267	$12,232	$7,183

	1,115	2,267	12,232	7,183

Costs and expenses:
Cost of product sales	517	350	1,553	1,345
Research and development	1,445	6,898	4,830	14,270
Selling, general and administrative	16,166	7,004	52,659	15,695

Total costs and expenses	18,128	14,252	59,042	31,310

Loss from operations	(17,013)	(11,985)	(46,810)	(24,127)

Interest income	20	172	384	387
Interest expense	(31)	—	(83)	—
Warrant expense	—	(954)	—	(6,714)
Other expense	113	—	128	—

Loss before income taxes	$(16,911)	$(12,767)	$(46,381)	$(30,454)

Income taxes	53	—	174	—

Net loss	$(16,964)	$(12,767)	(46,555)	(30,454)
Net loss attributable to noncontrolling interest	—	305	—	485

Net loss attributable to MiddleBrook Pharmaceuticals, Inc.	(16,964)	(12,462)	(46,555)	(29,969)

Basic and diluted net loss per share attributable to MiddleBrook Pharmaceuticals, Inc. stockholders	$(0.20)	$(0.19)	$(0.54)	$(0.52)

Shares used in calculation of basic and diluted net loss per share
	86,509	64,649	86,476	58,021

MIDDLEBROOK PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except Par Values)

	September 30,	December 31,
	2009	2008
Current assets:
Cash and cash equivalents	$25,403	$30,520
Marketable securities	3,000	44,242
Accounts receivable, net	1,765	426
Inventories, net	3,716	335
Prepaid expenses and other current assets	2,659	2,638

Total current assets	36,543	78,161

Property and equipment, net	6,393	4,192
Restricted cash	872	872
Deposits and other assets	660	523
Intangible assets, net	10,706	11,445

Total assets	$55,174	$95,193

Current liabilities:
Accounts payable	$1,282	$2,993
Accrued expenses and other current liabilities	10,950	6,141

Total current liabilities	12,232	9,134

Deferred contract revenue	11,625	11,625
Deferred rent and credit on lease concession	167	174
Other long-term liabilities	3,381	2,329

Total liabilities	$27,405	$23,262

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000 shares authorized, no shares issued or outstanding at September 30, 2009 and December 31, 2008	—	—
Common stock, $0.01 par value; 225,000 shares authorized, 86,512 and 86,433 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	865	864
Capital in excess of par value	310,374	307,705
Accumulated deficit	(283,470)	(236,914)
Accumulated other comprehensive income	—	276

Total stockholders’ equity	27,769	71,931

Total liabilities and stockholders’ equity	$55,174	$95,193

MIDDLEBROOK PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the nine months ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(46,555)	$(30,454)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,757	5,850
Change in fair value of warrants	—	6,714
Stock-based compensation	2,597	1,256
Deferred rent and credit on lease concession	(7)	(223)
Amortization of premium on marketable securities	(25)	(30)
Net realized gains on investments	63	—
Deferred tax asset	174	—
Loss on disposal of fixed assets and exiting lease	966	968
Changes in:
Accounts receivable	(1,338)	111
Inventories	(3,381)	269
Prepaid expenses and other current assets	(237)	472
Deposits other than on property & equipment, and other assets	(137)	(250)
Accounts payable	(1,711)	931
Accrued expenses	2,033	(657)

Net cash used in operating activities	(44,801)	(15,043)

Cash flows from investing activities:
Repurchase of Keflex assets from Deerfield	—	(12,190)
Purchase of marketable securities	(5,206)	(11,240)
Sale and maturities of marketable securities	46,149	2,380
Purchases of property and equipment	(53)	(39)
Proceeds from sale of fixed assets	—	472

Net cash provided by investing activities	40,890	(20,617)

Cash flows from financing activities:
Payments on capital lease obligations	(1,279)	—
Proceeds from private placements of common stock, net of issuance expenses	—	115,943
Payment to settle warrant liability	—	(8,814)
Proceeds from exercise of common stock options	73	758
Proceeds from exercise of common stock warrants	—	164

Net cash provided by financing activities	(1,206)	108,051

Net increase (decrease) in cash and cash equivalents	(5,117)	72,391

Cash and cash equivalents, beginning of period	30,520	1,952

Cash and cash equivalents, end of period	$25,403	$74,343